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                                                                     EXHIBIT 5.1


                                                 BROBECK, PHLEGER & HARRISON LLP
                                                              300 CRESCENT COURT
                                                                      SUITE 1400
                                                             DALLAS, TEXAS 75201

April 17, 2001


i2 Technologies, Inc.
One i2 Place
11701 Luna Road
Dallas, Texas  75234
(469) 357-1000

Re:      i2 Technologies, Inc. Registration Statement on
         Form S-3 for 2,000,000 Shares of Common Stock

Ladies and Gentlemen:


We have acted as counsel to i2 Technologies, Inc., a Delaware corporation (the "Company"), in connection with the sale by stockholders of the Company of (i) up to 800,000 shares (collectively, the "Merger Shares") of the Company's common stock, par value $0.00025 per share ("Common Stock") and (ii) up to an aggregate 1,200,000 shares of Common Stock issuable either (A) pursuant to a Convertible Promissory Note to be made by the Company (the "Note") and/or (B) to reimburse Seller Two (defined below) for certain compensation expense tax benefits the Company may receive in connection with the mergers described below (the shares of Common Stock issuable under the Note being referred to as the "Note Shares" and the shares of Common Stock issuable as consideration for the tax benefits being referred to as the "Tax Benefit Shares"), all of which have been or may be issued in connection with the transactions contemplated by the Restated Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among the Company, Cowrie One Merger Corp., a California corporation and wholly owned subsidiary of the Company, Cowrie Two Merger Corp., a California corporation and wholly owned subsidiary of the Company, EC-Content Holdings, LLC, a Delaware limited liability company ("Seller One"), Trade Services Holdings, LLC, a Delaware limited liability company ("Seller Two"), EC-Content, Inc., a California corporation and wholly owned subsidiary of Seller One, and Trade Service Corporation, a California corporation and wholly owned subsidiary of Seller Two, pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the Reorganization Agreement and the issuance of the Merger Shares, the Note, the Note Shares and the Tax Benefit Shares. Based on such review, we are of the opinion that (i) the Merger Shares are duly authorized, validly issued, fully paid and nonassessable, (ii) upon conversion of the Note pursuant to its terms, the Note Shares will be duly authorized, validly issued, fully paid and nonassessable and (iii) when and if issued pursuant to the Reorganization Agreement, the Tax Benefit Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may



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alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Reorganization Agreement, the Merger Shares, the Note, the Note Shares or the Tax Benefit Shares.

Very truly yours,

/s/ Brobeck, Phleger & Harrison LLP

BROBECK, PHLEGER & HARRISON LLP